UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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LIFEPOINT HEALTH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following communication was sent by John Bumpus, Executive Vice President and Chief Administrative Officer, to certain employees of LifePoint Health, Inc.:

On the heels of Monday’s announcement, I wanted to follow up about a few things related to leadership and the important role you will play as we move forward.

Leading through change

As we move toward becoming a private company and merging with another entity, effectively leading your team has never been more important. What key things should we as leaders think about?

•                  Listen!!!!!! Listen to the people for whom you are responsible.

•                  Do your best to keep people focused on the job at hand. Continuing to achieve the desired results remains most important.

FAQs

The two most frequently asked questions when a significant change occur are first “why is this happening?” and second “what does this mean to me?”.  Answer them.

•                  Why? — This merger is an opportunity for LifePoint to meaningfully extend its mission and explore new ways to develop what the future of non-urban healthcare looks like in America, with the added resources and partnership of Apollo and RCCH. We determined we could achieve this more effectively by moving to a private setting and at the same time achieve significant value for our current shareholders.

•                  What does this mean to me? — This is hard as there are more questions than answers right now; however, there are a couple of things to keep in mind:

•                  As it relates to current benefits (401k, deferred cash awards etc…) HR is committed to communicating with everyone regarding their personal specifics. This may take a little time, a couple of months or so, but prior to closing you will know exactly how this impacts your benefits.

•                  Beyond that, the answer to this question has to evolve. Just remember that LifePoint is committed to its mission, vision, values and High Five Guiding Principles, including our commitment to creating places where people want to work. This will be a core part of the new LifePoint as well.

•                  Don’t forget; LISTEN! LISTEN! LISTEN! — You don’t have to and won’t know the answer to every question. If you get a question that you think is unique, let your leader know and we’ll see if we can answer it.

What now?

This is probably on your mind, and you should know we are working to implement processes in two buckets: gating items to close the agreement and the interim operating period.

•                  Gating items to close the agreement — These include things like regulatory hurdles, consents that some of our contracts may require due to changing ownership, financing and just understanding what the processes for going private are. You may be asked to help with some of these between now and closing, and someone will reach out to you if that’s necessary.

•                  Interim operating period (This week until closing)  - We are committed to frequently communicating with our new partners during this time, but you should not do that on your own. We are developing processes for this and will communicate them to you as soon as they are finalized in the next week or two. In the interim please communicate through your leader.

When will we start to learn more and think about integrating RCCH Healthcare Partners?

No doubt there is lots to learn here and lots to do. Your help will be required for us to be successful in this regard. While there may be a few things that occur sooner, we really don’t anticipate this effort beginning in any significant way until late August.

As has been said, we will communicate more as we know more. Remember your tone as a leader will be your team’s tone. This is an exciting time and important milestone for our company’s ability to achieve our mission.  Thank you for your leadership. It’s more important than ever.

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving LifePoint. In connection with the proposed merger, LifePoint plans to file with the Securities and Exchange Commission (the “SEC”) preliminary and definitive proxy statements and other relevant documents. This communication is not a substitute for the proxy statement or any other document that LifePoint may file with the SEC or send to its stockholders in connection with the proposed merger. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF LIFEPOINT ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the proxy statement and other documents filed by LifePoint with the SEC (when available) free of charge at the SEC’s website, http://www.sec.gov, and LifePoint’s website, www.lifepointhealth.net.

Participants in the Solicitation

LifePoint and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of LifePoint common stock in respect of the proposed transaction. Information about the directors and executive officers of LifePoint is set forth in LifePoint’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018 and proxy statement for its 2018 annual meeting of stockholders, filed with the SEC on April 25, 2018. Additional information regarding potential participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant documents to be filed by LifePoint with the SEC in respect of the proposed transaction.